FIRST AMENDMENT
TO
MERGER AGREEMENT
     THIS FIRST AMENDMENT TO MERGER AGREEMENT (this “Amendment”) is made as of the 22nd day of January, 2009, among GERA Danbury LLC, a Delaware limited liability company (referred to herein as “Seller” or “Danbury LLC”), GERA Property Acquisition LLC, a Delaware limited liability company (the “Company”), Grubb & Ellis Company, a Delaware corporation (“Parent”), Matrix Connecticut, LLC, a Delaware limited liability company (“Buyer”), and Matrix Danbury, LLC, a Delaware limited liability company and a wholly owned subsidiary of Buyer (“Merger Sub”).
     WHEREAS, the parties entered into that certain Merger Agreement dated January 22, 2009 (the “Agreement”).
     WHEREAS, the parties desire to amend the Agreement on the terms and conditions set forth herein.
     NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
     1. Defined Terms. Except as provided to the contrary herein, all capitalized terms used in this Amendment shall have the same meaning assigned thereto in the Agreement.
     2. Purchase Price. The Purchase Price of $76,000,000 shall be reduced by $2,500,000 to $73,500,000.
     3. Deposits. Concurrently with the execution of this Amendment, Buyer shall cause $3,125,000 (the “Released Deposit”) of the $6,250,000 aggregate Deposit held by the Escrow Holder to be transferred to Parent by wire transfer of immediately available funds pursuant to the wire transfer instructions attached hereto as Schedule 1. Parent shall hold the Released Deposit subject to the terms and provisions of the Agreement as hereby amended, provided, however, that any interest accruing on the Released Deposit from and after the date of this Amendment shall accrue for the benefit of Buyer.
     4. Conditions.
     (a) The following clause is hereby inserted at the beginning of Section 10.1.1 of the Agreement:
     “Subject to Parent’s right to extend the Closing and cure as set forth below in this Section 10.1,”
     (b) The fourth sentence of Section 10.1.2 is hereby deleted and the following is inserted in its place:

“If Buyer disapproves of an estoppel certificate from a Required Tenant because of a material adverse matter disclosed therein that is inconsistent with such Required Tenant’s Lease, and Parent is unable to obtain a reasonably acceptable estoppel certificate from such Required Tenant prior to the Closing, subject to Parent’s right to extend the Closing and cure as set forth below in this Section 10.1, this Agreement shall, at Buyer’s option, terminate, Buyer shall be entitled to a refund of the Deposit, and neither party shall have any further obligation to the other except Buyer’s indemnification obligations under Paragraph 5.”
     (c) The last paragraph of Section 10 is hereby deleted and the following is inserted in its place:
“If Parent shall fail to satisfy any of the conditions precedent set forth in this Section 10.1, then Buyer shall give Parent written notice of such failure and Parent shall have the right to extend the date of the Closing for up to an additional forty-five (45) days in order to satisfy any such conditions precedent, and the parties shall thereupon be obligated to close the transaction within five (5) days after Parent so satisfies such condition. If Parent fails to cure such condition within such forty-five (45) day period and such condition is not waived by Buyer, this Agreement shall be canceled and the Deposit shall be returned to Buyer and neither party shall have any further liability hereunder.”
     5. Ratification. The parties hereto hereby ratify and reaffirm all of the terms and conditions of the Agreement, as amended hereby, and acknowledge that the Agreement, as modified by the Amendment, shall continue in full force and effect.
     6. Facsimile. The parties contemplate that they may be executing counterparts of the Amendment transmitted by facsimile and agree and intend that a signature by facsimile machine shall bind the party so signing with the same effect as though the signature were an original signature.
     7. Counterparts. This Amendment may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Amendment.
[signature page follows]

     IN WITNESS WHEREOF, each of the parties hereto has signed this Amendment as of the date first written above.

SELLER:			PARENT:

GERA DANBURY LLC, a Delaware limited			GRUBB & ELLIS COMPANY, a Delaware
liability company			corporation

By:	/s/ Richard W. Pehlke		By:	/s/ Jeff Hanson

	Name:	Richard W. Pehlke		Name:	Jeff Hanson
	Title:	EVP & CFO		Title:	Executive Vice President

COMPANY:			MERGER SUB:

GERA PROPERTY ACQUISITION LLC,			MATRIX DANBURY, LLC,
a Delaware limited liability company			a Delaware limited liability company

By:	/s/ Richard W. Pehlke		By:	/s/ Glen Nelson

	Name:	Richard W. Pehlke		Name:	Glen Nelson
	Title:	EVP & CFO		Title:	Member

BUYER:

MATRIX CONNECTICUT, LLC, a
Delaware limited liability company

By:	/s/ Glen Nelson

	Name:	Glen Nelson
	Title:	Member

SCHEDULE ONE
WIRE TRANSFER INSTRUCTIONS

Bank:	JP Morgan Chase Bank
ABA:	021000021
Account Name:	Grubb & Ellis Company
Account Number:	5300031488